Exhibit 99.3
News Release

FOR IMMEDIATE RELEASE
NOVEMBER 3, 2011

CHESAPEAKE ENERGY CORPORATION ANNOUNCES UTICA SHALE JOINT
VENTURE AND UTICA SHALE FINANCIAL INVESTMENT WITH POTENTIAL
COMBINED PROCEEDS NET TO CHESAPEAKE OF
APPROXIMATELY $3.4 BILLION

JV Transaction Values 570,000 Net Acres of Chesapeake Utica Shale
Leasehold at $8.55 Billion, or $15,000 Per Net Acre

Financial Transaction Provides up to $1.25 Billion to Accelerate Drilling Across
All Phases of Chesapeake’s Utica Acreage, Including Dry Gas and Oil Areas

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 3, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced two transactions to monetize a portion of its 1.5 million net acres of leasehold in the Utica Shale play primarily in eastern Ohio.  Fully implemented, the transactions would result in consideration to Chesapeake of approximately $3.4 billion.

Chesapeake has entered into a letter of intent (“LOI”) with an undisclosed international major energy company for an industry joint venture (“JV”) through which the JV partner will acquire an undivided 25% interest in approximately 650,000 net acres of leasehold in the wet natural gas area of the Utica Shale play.  Of this acreage, approximately 570,000 net acres are owned by Chesapeake and approximately 80,000 net acres are owned by Houston-based EnerVest, Ltd. and its affiliates (“EnerVest”).  The JV area covers all or a portion of 10 counties in eastern Ohio (the “JV AMI”). The consideration for the transaction will be $15,000 per net acre, or approximately $2.14 billion to Chesapeake and approximately $300 million to EnerVest.  Approximately $640 million of the consideration to Chesapeake will be paid in cash at closing and approximately $1.5 billion will be paid in the form of a drilling and completion cost carry, which Chesapeake anticipates fully receiving by year-end 2014.

Chesapeake will serve as the operator of the JV and will conduct all leasing, drilling, completion, operations and marketing activities for the project.  The LOI provides that the JV partner will have the option to acquire a 25% share of all additional acreage acquired by Chesapeake in the JV AMI and the option to participate with Chesapeake for a 25% interest in midstream infrastructure related to production generated from the assets. The LOI provides for the execution of definitive transaction documents and closing by mid-December 2011.

Additionally, as a first step in a financial transaction led by EIG Global Energy Partners (“EIG”), Chesapeake has completed the sale to EIG of $500 million of perpetual preferred shares of a newly formed entity, CHK Utica, L.L.C.  Chesapeake expects to sell up to $750 million of additional CHK Utica preferred shares to other investors, including limited partners of EIG, by November 30, 2011.  CHK Utica is a wholly owned, unrestricted subsidiary of Chesapeake that owns approximately 700,000 net leasehold acres within an area of mutual interest in the Utica Shale play in 13 counties primarily in eastern Ohio (the “CHKU AMI”) that encompasses the JV AMI.  Chesapeake has retained all the common interests in CHK Utica.

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

The CHK Utica preferred shares are entitled to receive an initial annual distribution of 7%, payable quarterly.  Chesapeake retains an option exercisable prior to October 31, 2018 to repurchase the preferred shares for cash in whole or in part at any time at a valuation expected to equal the greater of a 10% internal rate of return or a return on investment of 1.4x.  Assuming a total of $1.25 billion of CHK Utica preferred shares are purchased, investors in CHK Utica preferred shares will also receive a 3% overriding royalty interest in the first 1,500 net wells drilled on CHK Utica’s leasehold, which is the equivalent of an approximate 0.45% overriding royalty interest across Chesapeake’s projected 10,000 net well inventory.  Chesapeake’s average net revenue interest on its Utica Shale leasehold is approximately 83%, which compares favorably to net revenue interests in the Haynesville, Barnett and Eagle Ford shale plays of approximately 75%.

As part of the financial transaction, Chesapeake has committed to drill a minimum of 50 net wells per year through 2016 in the CHKU AMI, up to a minimum cumulative total of 250 net wells, for the benefit of CHK Utica.  Chesapeake believes it will have considerable operating and financial flexibility in fulfilling the drilling commitment because the company’s planned Utica Shale drilling program for the years ahead involves a significantly higher rig count than the approximate 10-rig drilling program required by the terms of the CHK Utica preferred shares investment.

Jefferies & Company, Inc. is acting as financial advisor to Chesapeake on the JV.

Management Comment

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to announce the signing of an LOI for our industry JV in the Utica Shale and also the closing of the $500 million initial investment by the EIG-led investor group.  Through the industry JV, we will be able to recover more than our total leasehold investment in the entire Utica Shale play while only selling approximately 142,500 net acres of our 1.5 million net acres of Utica Shale leasehold.  Through the financial transaction led by EIG, our drilling program in CHK Utica is almost entirely funded for the foreseeable future (including cash flow from anticipated production).  We have achieved very strong initial drilling results in the wet natural gas and dry natural gas areas of our Utica Shale play and are beginning to accelerate our evaluation of the oil area of the play, which the EIG transaction will help enable.”

ABOUT CHESAPEAKE:

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling, trucking, pressure pumping and other oilfield service assets directly and indirectly through its subsidiaries Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM).  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.

ABOUT EIG:

EIG Global Energy Partners (EIG) specializes in private investments in energy, energy-related infrastructure and resources and was formerly the Energy & Infrastructure Group of Trust Company of the West.  EIG has $9.2 billion currently under management and a 29-year track record investing in the sector through more than 260 projects or companies in 33 countries on 6 continents.  EIG's clients include many of the leading pension plans, insurance companies, endowments, foundations and sovereign wealth funds in the U.S., Asia and Europe.  EIG is headquartered in Washington, DC, with offices in Houston, New York, London, Hong Kong and Sydney. Further information is available at www.eigpartners.com.

FORWARD-LOOKING STATEMENTS:

This news release includes “forward-looking statements” that give Chesapeake’s current expectations or forecasts of future events. They include the execution of definitive documentation and closing of the announced joint venture transaction for a portion of its Utica Shale leasehold, the placement and closing of the sale of additional CHK Utica preferred shares and Chesapeake’s planned Utica Shale drilling activity. Although Chesapeake believes the expectations and forecasts reflected in these forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. The joint venture and financial transactions may not be completed as described or at all and drilling plans may change. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” in Chesapeake’s 2010 Form 10-K filed with the U.S. Securities and Exchange Commission on March 1, 2011 and include the volatility of oil, natural gas and natural gas liquids prices; the availability of capital on an economic basis; drilling and operating risks, including potential environmental liabilities; legislative and regulatory changes adversely affecting the industry and Chesapeake’s business; general economic conditions negatively impacting Chesapeake and its business counterparties; and transportation capacity constraints and interruptions. Chesapeake cautions you not to place undue reliance on its forward-looking statements, which speak only as of the date of this news release, and undertakes no obligation to update this information.

The CHK Utica preferred shares have not been, and will not be, registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the CHK Uitca preferred shares or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.